Exhibit 4.28.4

AGREEMENT NO. 1

on amendments to Agency Agreement No. 213/24-2006 dated March 01, 2006

Moscow	Dated: June 26, 2007

This Agreement is entered into by and between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D.Ye. Yerokhin, authorized to act by the Charter, on the one part, and “Uralsvyazinform”, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anatoly Yakovlevich Ufimkin, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

1.             Agency Agreement No. 213/24-2006 dated March 01, 2006 shall be amended as required by Appendix No. 1 hereto.

2.             Any monetary obligations that arose and have not been performed before the commencement of this Agreement shall be performed in accordance with the terms and conditions of Agency Agreement 213/24-2006 dated March 01, 2006.

3.             This Agreement shall enter in force from the date of its signing by the Parties. The Parties recognize that the terms and conditions of their Agreement shall apply to their relationships arising as from March 01, 2007.

4.             This Agreement is executed and signed in two counterparts – one for each Party. Both counterparts are equally valid.

5.             Address and details of the Parties:

Full or statemented name of the company	OAO Rostelecom	OJSC Uralsvyazinform
Location	191002, St. Petersburg, Russia Dostoyevsky st., 15	620014, Yekaterinburg, Moskovskaya st., 11
Address for service and submission of settlement documents	620067, Yekaterinburg, Asbestovsky Per., 4a.	620014, Yekaterinburg, Moskovskaya st., 11
Telephone (by the postal address)	Telephone: (343) 371-63-00, Fax: (343) 341-37-86, 365-33-03	Telephone: (343) 376-20-00 Fax: (343)379-12-90
Account number:	Acc. 40702810416090100310, Corr. Acc. 30101810500000000674, BIK 43735674	Acc. 40702810749020101137 Corr. acc. 30191810900000000603 BIK 045773603
Full name of the banking establishment	with department of Urals RF SB N11 Leninsky of Yekaterinburg	West-Urals Bank of RF SB, city of Perm
TIN/KPP	7707049388 / 665802001	5902183094 / 665801001
Industry code by OKVED	64.20	64.20.11
Company code by OKPO	17514186	01134530

Signatures of the Parties.

Rostelecom:

General Director OAO Rostelecom                             D.Ye. Yerokhin Date                            2007 Seal here

Operator: General Director OJSC Uralsvyazinform                                   A. Ya. Ufimkin Date                             2007 Seal here

APPENDIX No. 1 TO AGREEMENT No.

dt.                   2007

on amendments to Agency Agreement 56-06-03(213/24-2006) dated March 01, 2006

Agency agreement No. 56-06-03(213/24-2006)

Moscow	Date:

This Agreement is entered into by Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D.Ye. Yerokhin, authorized to act by the Charter, on the one part, and Uralsvyazinform, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by A.Ya. Ufimkin, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, as follows:

1.                          TERMS AND DEFINITIONS

In this Agreement the following terms and definitions have the following meanings if not otherwise indicated by this Agreement:

1.1.                    “Agreement” means the Agreement including all Appendices, Revisions, Addenda and Additional Agreements.

1.2.                    “Users” shall mean legal entities, including subscribers who order and/or use telecommunications service offered by Rostelecom via the Operator.

1.3.                    “Reporting period” means a calendar month, during which agreements between Users were concluded on behalf and at the expense of Rostelecom.

1.4.                    “Billing period” – shall mean a calendar month immediately following the Reporting period.

1.5.                    “Form of Agreement” shall mean the form of an agreement for Rostelecom’s rendering of long-distance and international communication services to Users that must be entered into by the Operator pursuant to this Contract.

1.6.                    “Instruction” shall mean a document accompanying each Form of Agreement and/or its additional agreements and specifying the maximum amount of changes allowable in agreements with Users and/or their additional agreements entered into by the Operator in accordance with this Agreement, as compared to the respective Form of Agreement and/or their additional agreements. Requirements to the content of Instructions and their application are set forth in Appendix No. 2 hereto.

2.                          SUBJECT MATTER

2.1.                    Pursuant to this Agreement, the Operator undertakes to perform the following legal and other acts, on behalf and at the expense of Rostelecom:

2.1.1.                    execute, on behalf of Rostelecom and in accordance with a Form of Agreement approved by the Parties, in accordance with Appendix No. 1 hereto, agreements with Users for Rostelecom’s rendering of long-distance and international communication services.

2.1.2.                     execute, as required, on behalf of Rostelecom additional agreements to agreements with Users for Rostelecom’s rendering of long-distance and international communication services in case of modification (whether in full or in part) of the following User-related data: trade name; address of the User specified in the agreement with the User; number (numbers) of User telephone numbers.

3.                          GENERAL REQUIREMENTS TO THE FULFILLMENT OF THE COMMISSION

3.1.                  The Operator, in the course of entering into agreements with Users and/or their additional agreements indicated in Clauses 2.1.1.  2.1.2., under Forms of Agreements and/or their additional agreements approved by the Parties, shall not have the right to depart from the agreement terms and conditions prescribed by the respective Form of Agreement and/or its additional agreements, except where such option is directly provided by the Instruction to the respective Form of Agreement and/or its additional agreements. In case that the User does not agree to enter into an agreement and/or its additional agreement as provided by the terms and conditions of the Form of Agreement and/or its additional agreements, respectively, and suggests that modifications be made to the said terms and conditions, the Operator shall be entitled to consent to such suggestion without requiring prior written consent of Rostelecom only within the limits established by the Instruction to the respective Form of Agreement and/or its additional agreements.

4.                          CONCLUDING AGREEMENTS WITH USERS

4.1.                    Whenever any User (or its properly authorized representative) applies to the Operator for an agreement for provision by Rostelecom of long-distance and international telecommunications service, the Operator shall forthwith enter into an agreement with such User in accordance with the form provided in Appendix No. 1 to this Agreement.

4.2.                    The agreement with the User is signed in two counterparts and sealed with the stamps of the User and the Operator. One counterpart shall be delivered to the respective User, and another one shall be delivered to Rostelecom within five (5) days after the date on which such  agreement is entered into and in any case not later than on the 1st day of the month immediately following the month in which such agreement with the User was entered into to the following address: 620067, Sverdlovsk Region, Yekateriniburg Asbestovsky 4/a, room 411, Urals Branch of OAO Rostelecom or to the address of the respective territorial office of the Rostelecom Branch. The Operator may keep a copy of the agreement made with the User.

4.3.                    In case that the User has objections to the Form of Agreement and/or its additional agreements which are not agreed by the Parties in the Instruction to the Form of Agreement and/or its additional agreements offered to the User the Operator shall submit to Rostelecom such User’s objections and shall not execute with the User an agreement and/or its additional agreements prior to receiving the respective instructions in writing from Rostelecom.

5.                          AGENCY FEE AND REIMBURSEMENT OF AGENT’S EXPENSES

5.1.                    In consideration of performance, by the Operator, of its agency obligations hereunder, Rostelecom shall pay agency fees to the Operator as follows:

5.1.1.                     for each agreement entered into with a User pursuant to clause 2.1.1 of the Agreement, a lump sum of Rubles five hundred and fifty (550) net of VAT calculated at the rate valid at the moment of the relevant invoice.

5.1.2.                     For each additional agreement  to an agreement entered into with Users for Rostelecom’s rendering of long-distance and international communication services - a non-recurrent payment in the amount of fifty (50) roubles, as per para. 2.1.2, VAT not included, calculated in accordance with the rate effective as of the issue of the bill.

6.                          REPORTS AND MUTUAL SETTLEMENTS PROCEDURE

6.1.                             Mutual settlements shall be effected on a monthly basis, pursuant to this Agreement and on the basis of the Operator’s Agency Report (the “Operator’s Report”) substantially in the form provided in Appendix No. 3.

6.2.                             The Operator shall, before the 8th day of the Billing Period, submit the Operator’s Report, together with a bill and VAT invoice, to Rostelecom. Invoices are submitted within the deadlines specified by RF tax code. Copies of the Operator’s Report, bills and VAT invoices shall be given to Rostelecom by a facsimile transmission with confirmation report, while original documents shall be sent by registered mail with receipt acknowledged. The date of facsimile transmission shall be the effective date of documents delivery.

6.3.                             Rostelecom shall review the documents submitted by the Operator and, provided it does not have any objections, shall approve the Operator’s Report within two (2) business days after the receipt of the Operator’s Report. If Rostelecom has objections against the documents submitted by the Operator, Rostelecom shall give written notice to the Operator of such objections within two (2) business days after receipt of documents by facsimile. In any such case, Rostelecom shall approve the Operator’s Report with such objections. A copy of the approved Operator’s Report shall be given to the Operator by facsimile, while original documents shall be sent by registered mail with receipt acknowledged. Rostelecom’s failure to receive agreements with users that the Operator has submitted by mail, which is evidenced by a delivery receipt, shall not be deemed grounds for Rostelecom’s not signing the Operator Report.

6.4.                             Rostelecom shall, within twenty (20) days after approval of the Operator’s Report, pay the Operator agency fee calculated in accordance with para. 5.1. above, If the Operator’s Report is approved with objections, payment shall be limited to the uncontested amount.

6.5.                             To eliminate objections against the documents submitted by the Operator, the Parties shall, within 10 business days after the date when Rostelecom gives written notice of such objections to the Operator, hold negotiations and shall reconcile / analyze their respective data. Based on the results of such reconciliation, the Parties shall execute a Report of reconciliation of mutual accounts (the “Reconciliation Report”) and, where necessary, shall adjust payments due for the following Billing Periods. By signing the Reconciliation Report between the Parties, Rostelecom shall acknowledge approval of the Operator’s Report.

6.6.                             Quarterly and upon necessity Rostelecom and the Operator perform the inspection of mutual settlements. The Reconciliation Report is drawn up by the party concerned in two counterparts and signed by the authorized representatives of the Parties. The Party to which a Reconciliation Report is given shall either sign the Reconciliation Report or raise objectives regarding reliability of the information contained therein within twenty (20) days after the date on which the Reconciliation Report is sent.

7.                          RESPONSIBILITIES OF THE PARTIES

7.1.                             The Parties shall be held responsible for their failure to perform, or improper performance, of their respective obligations hereunder in the manner and within the scope as provided for by the applicable law of the Russian Federation and this Agreement.

7.2.                             Indemnity shall be given for actual damage inflicted upon the other Party by the Party’s failure to perform or improper performance of its obligations hereunder.

7.3.                             If either Party breaches any deadline for the performance of its obligations hereunder, or performs such obligations in an unsatisfactory manner, the delinquent Party shall pay the other Party, upon the latter’s request, a penalty of 0.01% of the total agency fee specified in para. 5.1. hereof in respect of the calendar month during which such breach occurred, for each day of a delay with proper performance of its obligations, but not more than 10% of such agency fee amount.  The penalty shall be paid within 10 days after receipt of an appropriate request from the other Party.

8.                          CONFIDENTIALITY

8.1.                             The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 61-06-30 entered into by the Parties on September 08, 2006.

8.2.                             Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

9.                          EFFECTIVE PERIOD AND TERMINATION PROVISIONS

9.1.                             This Agreement is entered into for one year and shall take effect from the moment when it is signed by the Parties after its approval by the Parties’ competent administrative authorities, provided that such decision has to be made in accordance with the current law of the Russian Federation. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited.

9.2.                             Early termination of this Agreement shall be possible upon mutual consent of the Parties or for other causes provided for by the applicable law of the Russian Federation.

9.3.                             Upon termination of this Contract, the Parties shall settle mutual accounts within thirty days after the termination date.

10.                   MISCELLANEOUS

10.1.                       This Agreement is prepared in two counterparts of equal legal effect, one counterpart for each Party.

10.2.                       Neither Party shall assign any of its rights and obligations hereunder within prior written consent of the other Party.

10.3.                       Each Party acknowledges the other Party’s rights to all brands, trademarks and names and covenants not to make any use thereof within prior written consent. The covenants undertaken herein shall survive termination of this Agreement.

10.4.                       For the purpose of informing the Operator on agreements with users and associated operators entered into by Rostelecom independently Rostelecom shall submit to the Operator, on a monthly basis, a list of such agreements entered into within the Para. Period.

10.5.                       Any notices and communications may be given by the Parties via facsimile, electronic mail, registered mail or courier delivery service with receipt acknowledged.  A delivery confirmation generated by appropriate e-mail software or, in case of facsimile transmission of a notice, a copy of the notice with sender’s fax machine stamp (report) evidencing normal transmission to proper telephone number, shall be sufficient evidence of delivery.

10.6.                       List of Appendices:

Appendix No. 1  Procedure of approval of Forms of Agreements and Instructions

Appendix No. 2 Requirements to the content of instructions and their application

Appendix No. 3 Operator’s Agency Report.

10.7.                       Either Party to this Agreement may propose on amendments hereto. Any amendments and additions properly agreed upon and executed shall constitute integral parts of this Agreement.

11.                   SIGNATURES OF PARTIES

Full or statemented name of the company	OAO Rostelecom	OJSC Uralsvyazinform
Location	Russia 191002, Saint Petersburg, Dostoyevsky st., 15	620014, Yekaterinburg, Moskovskaya st., 11
Postal address and for submission of settlement documents	620067, Yekaterinburg, Asbestovsky Per., 4a.	620014, Yekaterinburg, Moskovskaya st., 11
Telephone (by the postal address)	Telephone: (343) 371-63-00 Fax: (343) 341-37-86, 365-33-03	Telephone: (343) 376-20-00 Fax: (343)379-12-90
Account number:	Acc. 40702810416090100310, Corr. Acc. 30101810500000000674, BIK 43735674	Acc. 40702810749020101137 Corr. acc. 30101810900000000603 BIK 045773603

Full name of the banking establishment	with department of Urals RF SB N11 Leninsky of Yekaterinburg	West-Urals Bank of RF SB, city of Perm
TIN/KPP	7707049388 / 665802001	5902183094 / 665801001
Industry code by OKVED	64.20	64.20.11
Company code by OKPO	17514186	01134530

Rostelecom:

General Director OAO Rostelecom                             D.Ye. Yerokhin Dated:         2007 Seal here

Operator: General Director OJSC Uralsvyazinform                                   A. Ya. Ufimkin Dated:                    2007 Seal here

Appendix No. 1
to Agency Agreement No. 56-06-03(213/24-2006)

dt.                2007

Procedure of approval of Forms of Agreements and Instructions

1.               Rostelecom shall submit to the Operator all Forms of Agreements and/or their additional agreements. Concurrently with submission of Forms of Agreements and/or their additional agreements Rostelecom shall submit to the Operator an Instruction to each Form of Agreement and/or its additional agreements.

2.               Any Forms of Agreements and/or their additional agreements and their Instructions shall be submitted in two copies bearing the inscription “Approved” on each Form and Instruction. Each such copy shall be signed by Rostelecom’s authorized representative and sealed with Rostelecom’s seal.

3.               Within ten (10) days following the receipt from Rostelecom of Forms of Agreements and/or their additional agreements, the Operator shall approve them and submit to Rostelecom one copy of each Form of Agreement and/or their additional agreements bearing the inscription “Approved” on each Form and/or its additional agreement. Such copy shall be signed by the Operator’s authorized representative and sealed with the Operator’s seal.

4.               In case that the Operator has no suggestions as to modification of the Instructions the Operator shall submit one copy of each approved Instruction to Rostelecom concurrently with submission of the Forms of Agreement and/or their additional agreements, as per para. 3 hereof. Each copy of such Instruction shall be approved in accordance with the procedure required for completion of Forms of Agreements and/or their additional agreements, as per para. 3 hereof.

5.               In case that the Operator has any suggestions as to modification of any Instructions the Operator shall submit the respective suggestions to Rostelecom within ten (10) days following the receipt of the Instructions from Rostelecom.

6.               In case that Rostelecom accepts the Operator’s suggestions as to modification of the Instructions Rostelecom shall submit to the Operator the modified Instructions for the Operator’s approval within ten (10) days following the receipt of the suggestions from the Operator. In this event, the approval procedure shall be repeated in accordance with para. 4 hereof.

7.               In case that Rostelecom does not accept the Operator’s suggestions on modification of the Instructions the Parties shall hold negotiations on that matter within twenty (20) days following Rostelecom’s receipt from the Operator of the respective suggestion on modification of the Instructions.

8.               In case that the Parties fail to reach mutual consent on modifying the respective Instructions as a result of the negotiations held according to para. 7 such Instructions shall be deemed approved as worded by Rostelecom and the Parties shall have to complete such approval in accordance with the Procedure envisaged by para. 3 hereof.

9.               In case that Rostelecom develops, within the terms of this Agreement, any other Forms of Agreements and/or their additional agreements which differ from those approved pursuant to paras 1-7 of this Appendix Rostelecom shall be entitled to submit to the Operator such Forms and/or their additional agreements. Following this, the Parties shall carry out the approval procedures required by paras 1-7 hereof.

Rostelecom:

General Director OAO Rostelecom                             D.Ye. Yerokhin Dated:                   2007 Seal here

Operator: General Director OJSC Uralsvyazinform                                   A. Ya. Ufimkin Dated:                          2007 Seal here

Appendix No. 2
to Agency Agreement No. 56-06-03(213/24-2006)

dt.                    2007

Requirements to the content of Instructions and their application

1.               Any Instructions submitted in accordance with paras 1 and 2 of Appendix No. 1 to this Agreement shall include:

•                  indications of the provisions (clauses, paragraphs, sections etc.) of Forms of Agreements and/or their additional agreements that may be modified;

•                  indications of the nature or limits of possible modifications;

2.               Any Instructions submitted in accordance with paras 1 and 2 of Appendix No. 1 to this Agreement may include:

•                  alternative wording of the provisions (clauses, paragraphs, sections etc.) of Forms of Agreements and/or their additional agreements that may be modified;

•                  variability of modifications (for example, a 10-day period may not be extended for more than 10 days);

•                  additional interpretation of the Form of Agreement and/or its agreement.

3.               In the course of entering with Users into agreements and/or their additional agreements indicated in paras 2.1.1. and 2.1.2 of the Agreement, the Operator shall be entitled to modify them, as compared to the content of the respective Form of Agreement and/or its additional agreements only within the limits prescribed by the respective Instruction and only if such modifications are initiated by the respective User in writing (for example, in the form of a discrepancy report submitted to the Operator).

Rostelecom:

General Director OAO Rostelecom                             D.Ye. Yerokhin Dates                   2007 Seal here

Operator: General Director OJSC Uralsvyazinform                                   A. Ya. Ufimkin Dated                          2007 Seal here

Appendix No. 3
to Agency Agreement No. 56-06-03(213/24-2006)
dt.                      2007

The Operator’s report on performance of agency commission

Under Contract No.                   dt.

for                              month (reporting period) of

Form 1. Operator’s Report on Telecommunications agreements entered into with Users during the Reporting Period pursuant to para. 2.1.2. of the Agreement and additional agreements with Users within the reporting period, in accordance with para. 2.1.2. hereof.

	Number of agreements entered into in the Reporting Period	Branch 1	Branch 2	Branch 3	…	Total entered into during Reporting Period	Fee due for agreements entered into, RUR	Total amount, RUR, net of VAT
1.	Agreements with Users						550
2.	Additional agreements with Users						50

Note:

1.               Form 1 of the Operator’s report shall be accompanied with Reports drawn up under Form 2 which Reports shall be provided by telecommunication branches

2.               A Report drawn up under form 2 shall be approved by the head of the Operator’s branch.

Form 2

Report of                     telecommunication branch for month                        200

Tele communication bran ch	Ref. No.	Name of User- legal entity	INN	Unique number of bill recipient	Number of agreement/ additional agreement	Date of Agreement conclusion	Document certifying Operator’s delivery of agreements entered into
Agreements

	1	OOO Ptitsefabrika
2

Additional agreements
1

Operator’s fee is RUR                                                 net of VAT

VAT amount @ 18% is RUR                                                  ..

Total Operator’s fee is RUR                                   including VAT

For Rostelecom:

General Director OAO Rostelecom                             D.Ye. Yerokhin Dt.                   2007 Seal here

For Operator: General Director OJSC Uralsvyazinform                                   A. Ya. Ufimkin Dt.                          2007 Seal here